Exhibit 99.2

FOR:	Jarden Corporation

CONTACT:	Trisha Mount / Rachel Wilson
914-967-9400

Investor Relations: Allison Malkin
Press: Alecia Pulman
ICR, Inc.
203-682-8200

FOR IMMEDIATE RELEASE

Jarden Closes $250 Million Term Loan Facilities Increase and Announces Acceptance for

Payment of Early Tendered 8% Senior Notes Due 2016

Rye, N.Y. – March 28, 2013 – Jarden Corporation (NYSE: JAH) (“Jarden” or the “Company”) announced today that it has closed its previously announced facilities increase of additional tranche A term loans under its existing senior credit facility in an aggregate principal amount of $250 million. The proceeds from the loans are being used to fund the Company’s previously announced cash tender offer (the “Tender Offer”) for any and all of the $300 million outstanding principal amount of the 8% Senior Notes due 2016 (the “Notes”) and the related Consent Solicitation as well as to fund the expected redemption of any Notes not tendered in the Tender Offer.

Jarden also announced that it has accepted and rendered payment on March 28, 2013 for $168.5 million in principal amount for the Notes that were tendered by 5:00 p.m. Eastern Time on March 27, 2013 (the “Early Tender Deadline”). This payment has made effective certain amendments to the indenture governing the Notes (the “Indenture”) that eliminated substantially all of the restrictive covenants contained therein and shortened the notice period for optional redemptions of the Notes.

The Tender Offer will expire at 11:59 p.m., Eastern Time, on April 11, 2013 (the “Expiration Time”), unless extended or earlier terminated. As described in more detail in the Offer to Purchase and related Consent and Letter of Transmittal, subject to the terms and conditions of the Tender Offer, holders of the Notes who validly tender their Notes and deliver their consents after the Early Tender Deadline but by the Expiration Time are eligible to receive an amount equal to $1,016.75 per $1,000 principal amount of Notes tendered. Holders whose tendered Notes are accepted for purchase will also receive accrued and unpaid interest from, and including, the most recent interest payment date for the Notes, to, but not including, the applicable payment date for the Notes. Notes tendered after the Early Tender Deadline may not be withdrawn and the related consents may not be revoked.

If less than all of the Notes are tendered and accepted for purchase pursuant to the Tender Offer, Jarden expects to redeem the remaining outstanding Notes upon the terms and conditions set forth in the Indenture; however, Jarden is not obligated to do so.

This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders with respect to, the Notes. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. The Tender Offer and the Consent Solicitation are being made solely pursuant to the Offer to Purchase and the related Consent and Letter of Transmittal made available to holders of the Notes.

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The complete terms and conditions of the Tender Offer and Consent Solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated March 14, 2013 (the “Offer to Purchase”) and the related Consent and Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc., the Tender Agent and Information Agent for the Tender Offer, at (800) 769-4414 (US toll free) or, for banks and brokers, (212) 269-5550. The Company has retained Barclays Capital Inc. as lead dealer manager and Credit Suisse Securities (USA) LLC as co-dealer manager and solicitation agents in connection with the Tender Offer and the Consent Solicitation. Questions regarding the terms of the Tender Offer and the Consent Solicitation may be directed to Barclays Capital Inc., at (800) 438-3242 (toll-free) and (212) 528-7581 (collect).

About Jarden Corporation

Jarden Corporation is a leading provider of a diverse range of consumer products with a portfolio of over 100 trusted, quality brands sold globally. Jarden operates in three primary business segments through a number of well recognized brands, including: Outdoor Solutions: Abu Garcia®, Aero®, Berkley®, Campingaz® and Coleman®, ExOfficio®, Fenwick®, Gulp!®, K2®, Marker®, Marmot®, Mitchell®, Penn®, Rawlings®, Shakespeare®, Stearns®, Stren®, Trilene®, Völkl® and Zoot®; Consumer Solutions: Bionaire®, Breville®, Crock-Pot®, FoodSaver®, Health o meter®, Holmes®, Mr. Coffee®, Oster®, Patton®, Rival®,
Seal-a-Meal®, Sunbeam®, VillaWare® and White Mountain®; and Branded Consumables: Ball®, Bee®, Bernardin®, Bicycle®, Billy Boy®, Crawford®, Diamond®, Dicon®, Fiona®, First Alert®, First Essentials®, Hoyle®, Kerr®, Lehigh®, Lifoam®, Lillo®, Loew Cornell®, Mapa®, NUK®, Pine Mountain®, Quickie®, Spontex® and Tigex®. Headquartered in Rye, N.Y., Jarden ranks #371 on the Fortune 500 and has over 25,000 employees worldwide. For in-depth information about Jarden, please visit www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s earnings per share and adjusted diluted earnings per share, expected or estimated revenue, segment earnings, net interest expense, income tax provision, cash flow from operations, and reorganization and other non-cash charges, the outlook for the Company’s markets and the demand for its products, consistent profitable growth, free cash flow, future revenues and gross, operating and EBITDA margin improvement requirement and expansion, organic net sales growth, bank leverage ratio, the success of new product introductions, growth in costs and expenses, the impact of commodities, currencies and transportation costs and the Company’s ability to manage its risk in these areas, repurchase of shares of common stock from time to time under the Company’s stock repurchase program, repurchase of the Company’s debt securities from time to time pursuant to a tender offer or otherwise, the Company’s ability to raise new debt, and the impact of acquisitions, divestitures, restructurings, and other unusual items, including the Company’s ability to integrate and obtain the anticipated results and synergies from its consummated acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.